UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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Technical Olympic USA, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TECHNICAL OLYMPIC USA, INC.

4000 Hollywood Boulevard, Suite 500 N
Hollywood, Florida 33021

To Our Stockholders:

      We cordially invite you to attend the 2004 Annual Meeting of Stockholders to be held on Tuesday, April 27, 2004, at the Wyndham Grand Bay, 2669 South Bayshore Drive, Miami, FL 33133. The meeting will start promptly at 12:00 p.m.

      The attached Notice of Annual Meeting and the Proxy Statement describe the formal business to be transacted at the Annual Meeting. Our directors and officers, as well as a representative of Ernst & Young LLP, our independent certified public accountants, will be present at the Annual Meeting to respond to any questions that our stockholders may have regarding the business to be transacted.

      It is important that your shares be represented and voted at the meeting. Therefore, we urge you to complete, sign, date, and return the enclosed proxy card in the envelope according to the instructions on the proxy card. If you attend the meeting, you may vote your shares personally, even though you have previously designated a proxy. The items to be considered at the meeting include the election of directors, consideration of an amendment to our Certificate of Incorporation to increase the number of authorized shares of all classes of stock that we may issue from 70,000,000 shares to 100,000,000 shares, of which 3,000,000 shares shall be classified as preferred stock and 97,000,000 shares shall be classified as common stock, and transaction of such other business as may properly come before the meeting and any adjournments or postponements thereof.

      We sincerely hope you will be able to attend and participate in our 2004 Annual Meeting of Stockholders. We welcome the opportunity to meet with you and give you a firsthand report on the progress of your company.

On behalf of
Technical Olympic USA, Inc.’s
Board of Directors,

KONSTANTINOS STENGOS
Chairman

TECHNICAL OLYMPIC USA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 27, 2004

To Our Stockholders:

      We will hold our Annual Meeting of Stockholders on Tuesday, April 27, 2004, at 12:00 p.m. Our meeting will be held at the Wyndham Grand Bay, 2669 South Bayshore Drive, Miami, FL 33133. If you owned common stock at the close of business on March 26, 2004, you may vote at this meeting or any adjournments or postponements thereof.

      At the meeting, we plan to:

1. elect nine directors for a term of one year and, in each case, until his or her successor is duly elected and qualified;

2. consider and vote on an amendment to our Certificate of Incorporation to increase the number of authorized shares of all classes of stock that we may issue from 70,000,000 shares to 100,000,000 shares, of which 3,000,000 shares shall be classified as preferred stock and 97,000,000 shares shall be classified as common stock; and

3. transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

      Our Board of Directors is not aware of any other proposals for the April 27, 2004 meeting.

      It is important that your common stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by signing, dating, and returning the enclosed proxy card. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

TECHNICAL OLYMPIC USA, INC.

PATRICIA M. PETERSEN
Secretary

Hollywood, Florida

April 8, 2004

YOUR VOTE IS IMPORTANT.

PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND IN PERSON.

i

TECHNICAL OLYMPIC USA, INC.

4000 Hollywood Boulevard, Suite 500 N
Hollywood, Florida 33021

PROXY STATEMENT

INFORMATION ABOUT THE MEETING

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Technical Olympic USA, Inc. (“TOUSA” or the “Company”) for our Annual Meeting of Stockholders to be held on Tuesday, April 27, 2004 at 12:00 p.m. Our Annual Meeting will be held at the Wyndham Grand Bay, 2669 South Bayshore Drive, Miami, FL 33133. This proxy statement and the accompanying proxy are first being mailed to stockholders on or about April 8, 2004.

Voting Instructions

Who May Vote

      You may vote your common stock if our records show you owned your shares at the close of business on the record date, which is March 26, 2004. On the record date, there were 29,895,837 shares of our common stock outstanding, with a par value of $.01 per share. Holders of our common stock are entitled to one vote per share held as of the record date.

How You May Vote

      You may vote: (a) in person by attending the meeting or (b) by mail by completing, signing, dating, and returning the enclosed proxy card. If you hold your shares through a broker, bank, or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

      Proxies duly executed and received in time for the meeting will be voted in accordance with your instructions. If no instructions are given, proxies will be voted as follows:

1. FOR the election as directors of the nominees named herein, each to serve for a term of one year and, in each case, until his or her successor is duly elected and qualified;

2. FOR the approval of an Amendment to our Certificate of Incorporation to increase the number of authorized shares of all classes of stock that we may issue from 70,000,000 shares to 100,000,000 shares, of which 3,000,000 shares shall be classified as preferred stock and 97,000,000 shares shall be classified as common stock; and

3. In the discretion of the proxy holders, FOR or AGAINST such other business as may properly come before the meeting or any adjournment or postponement thereof.

How You May Revoke or Change Your Vote

      Proxies may be revoked at any time prior to the meeting in the following ways:

•	by giving written notice of revocation to our Secretary;

•	by giving a later dated proxy; or

•	by attending the meeting and voting in person.

      If providing revocation by written notice to our Secretary, however, please note that no such revocation shall be effective until received by us at or prior to the meeting.

Voting Procedures

      All record holders of issued and outstanding shares of our common stock are entitled to vote. Brokers who hold shares in street name for customers have the authority under the rules of the various stock exchanges to vote on certain items when they have not received instructions from beneficial owners. Shares for which brokers have not received instructions, and which therefore are not voted with respect to a certain proposal, are referred to as “broker non-votes.”

Quorum

      Under Delaware law and our Bylaws, the presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast on the matter at the annual meeting constitutes a quorum. Abstentions and broker non-votes will count for purposes of determining if there is a quorum present at the annual meeting. In the event there are not sufficient votes for a quorum to approve or ratify any proposal at the time of the annual meeting, the annual meeting may be adjourned in order to permit the further solicitation of proxies.

PROPOSAL 1

ELECTION OF DIRECTORS

General

      Pursuant to our Bylaws, our Board of Directors may have up to 15 members. Currently, we have nine members on our Board of Directors and each director is elected for a one-year term. Our Independent Directors Committee has recommended and nominated each of the individuals listed below for election to our Board of Directors at the Annual Meeting to hold office until the next Annual Meeting and the election of their successors. All of the nominees other than Ms. Stengou are currently serving as members of our Board of Directors.

      Each of the nominees has consented to be named in this proxy statement and to serve as a member of our Board of Directors, if elected. In the event that any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by our Board of Directors. Our management has no reason to believe that any nominee will not serve if elected.

Recommendation of our Board of Directors

      We recommend that you vote your shares to elect the following nominees. If you sign, date, and return the enclosed proxy, your shares will be voted for the election of the nine nominees recommended by our Board of Directors, unless you mark the proxy in such a manner as to withhold authority to vote. Please see the Voting Instructions on page 1 of this proxy statement for instructions on how to cast your vote.

Nominees

Nominees to Serve for a One-Year Term Expiring in 2005

      Below is a short biography of the business experience of the individuals who are nominated for election. The age indicated and other information in each nominee’s biography is as of March 26, 2004.

      Konstantinos Stengos, 67, has been the Chairman of our Board since December 15, 1999. From November 1999 through October 2003, Mr. Stengos served as director and President of Technical Olympic, Inc. (“TOI”). Until October 2003, TOI was a wholly-owned subsidiary of Technical Olympic (UK) Limited (formerly known as Technical Olympic (UK) PLC), which in turn is a wholly-owned subsidiary of Technical Olympic S.A. Mr. Stengos formed Technical Olympic S.A. in 1965 and has continued to serve as its President and Managing Director. Mr. Stengos owns more than 5% of the outstanding equity of Technical Olympic S.A., which is publicly traded on the Athens Stock Exchange. Mr. Stengos has also served as a director of Technical Olympic (UK) Limited since November 1999 and as director and President of Technical Olympic Services, Inc. (“TOSI”) since October 2003. Each of Technical Olympic S.A., Technical Olympic (UK) Limited, and TOSI is an affiliate of ours.

      Antonio B. Mon, 59, became a director of our Company, and our Executive Vice Chairman, Chief Executive Officer, and President, on June 25, 2002. From October 2001 to June 2002, Mr. Mon served as the Chief Executive Officer of TOI. From May 2001 to October 2001, Mr. Mon was a consultant to TOI. From 1997 to 2001, Mr. Mon was the Chairman of Maywood Investment Company, LLC, a private firm engaged in private equity investments and general consulting. In 1991, Mr. Mon co-founded Pacific Greystone Corporation, a west coast homebuilder that merged with Lennar Corporation in 1997, and served as its Vice Chairman from 1991 to 1997. Prior to 1991, Mr. Mon worked in various positions for The Ryland Group, Inc. (a national homebuilder), M.J. Brock Corporation (a California homebuilder), and Cigna Corporation (a financial services corporation).

      Andreas Stengos, 41, has been a director of our Company since 1999 and has been a director of Technical Olympic (UK) Limited since 1997. From 1999 through October 2003, Mr. Stengos served as a director and Treasurer of TOI, and since October 2003, Mr. Stengos has served as director and Treasurer of TOSI. Mr. Stengos has also been a director of Technical Olympic S.A. since 1989 and has served as its General Manager since 1995.

      George Stengos, 37, has been a director of our Company since 1999 and has been a director of Technical Olympic (UK) Limited since 1999. From 1999 through October 2003, Mr. Stengos served as a director of TOI, and since October 2003, Mr. Stengos has served as director, Vice President, and Secretary of TOSI. From 2001 to December 2002, Mr. Stengos served as President and Chairman of the Board of Mochlos S.A., a subsidiary of Technical Olympic S.A. From 1993 to 2000, Mr. Stengos was Executive Vice President of Mochlos S.A. Mr. Stengos has also served as Executive Vice Chairman of Technical Olympic S.A. since June 30, 2003.

      Larry D. Horner, 69, has been a director of our Company since 1997. Mr. Horner served as Chairman of Pacific USA Holdings Corp., a subsidiary of Pacific Electric Wire and Cable Co., a cable manufacturer, from 1994 to 2001 and was Chairman of the Board of Asia Pacific Wire & Cable Corporation Limited, a manufacturer of copper wire, cable and fiber optic wire products, with operations in Southeast Asia, which was publicly traded on the New York Stock Exchange until 2001. He is also a director of ConocoPhillips (an energy company), Atlantis Plastics, Inc. (a manufacturer of plastic films and plastic components), UT Starcom, Inc. (a provider of wireline, wireless, optical, and access switching solutions), Clinical Data, Inc. (a provider of physicians’ office and hospital laboratory products), and New River Pharmaceuticals, Inc. (a research-based pharmaceutical company). Mr. Horner was formerly associated with KPMG LLP, a professional services firm, for 35 years, retiring as Chairman and Chief Executive Officer of both the U.S. and International firms in 1991. He is a certified public accountant.

      William A. Hasler, 62, has been a director of our Company since 1998. Mr. Hasler served as Co-Chief Executive Officer of Aphton Corporation, a biopharmaceutical company, from July 1998 to January 2004, and has served as its Vice Chairman since July 1998. From August 1991 to July 1998, Mr. Hasler served as Dean of the Haas School of Business at the University of California at Berkeley. Prior to that, he was both Vice Chairman and a director of KPMG LLP, a professional services firm. Mr. Hasler also serves on the boards of Mission West (a real estate investment trust), DiTech Communications (a global telecommunications equipment supplier for voice networks), Schwab Funds (a mutual fund company), and Stratex Networks (a provider of high-speed wireless transmission solutions), and is Chairman of the Board of Solectron Corp. (a provider of electronics manufacturing services). Mr. Hasler is a trustee of Pomona College. He is a certified public accountant.

      Michael J. Poulos, 73, has been a director of our Company since 2000. Mr. Poulos also serves as an advisory director of Greystone Capital Partners I, LP and a trustee of Century Shares Trust, a mutual fund. Mr. Poulos had been Chairman, President, and Chief Executive Officer of Western National Corporation, a life insurance company, from 1993 until 1998 when he retired. Mr. Poulos worked for American General Corporation, from 1970 to 1993, and served as its Vice Chairman from 1991 to 1993.

      Lonnie M. Fedrick, 59, has been a director of our Company since 1997 and served as our President and Chief Executive Officer from 1997 until June 25, 2002. Mr. Fedrick was President and Chief Executive Officer of Newmark Home Corporation since 1994 and was its Executive Vice President from 1984 to 1994.

      Marianna Stengou, 26, is a first-time nominee to our Board of Directors. Ms. Stengou has served as Vice President of Porto Carras Campus Hospitality Studies S.A. since April 2002. Ms. Stengou has served in a variety of positions at Technical Olympic S.A., including most recently as Director of Human Resources and Quality, since January 2000. Ms. Stengou has served as Assistant Secretary and Assistant Treasurer of TOSI since October 2003. Ms. Stengou has served as President and Managing Director of Toxotis S.A. since November 1997. Ms. Stengou has also been a director of Technical Olympic S.A. since June 2003. Ms. Stengou was recommended to our Board of Directors by the Independent Directors Committee upon the recommendation of our Chairman, Konstantinos Stengos.

Director Whose Term Expires in 2004

      Yannis Delikanakis, 36, has been a director of our Company since 1999 and became our Executive Vice President on January 1, 2003. From 1999 through October 2003, Mr. Delikanakis served as a director and Vice President of TOI. From 1999 through June 2003, Mr. Delikanakis served as the General Manager — Real Estate of Technical Olympic S.A. Mr. Delikanakis was a director and the manager of the Real Estate Development and Project Management Departments of Lambert Smith Hampton S.A., a provider of commercial property consultancy services, from 1994 to 1999.

Vote Required

      The affirmative vote of a plurality of the votes cast by holders of outstanding shares of our common stock is required for the approval of the election of the directors. You may vote in favor of all the nominees or you may withhold your vote from any or all nominees. Votes that are withheld with respect to this matter will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. Brokers that do not receive instructions are entitled to vote those shares with respect to the election of directors.

BOARD MEETINGS, COMMITTEES, COMPENSATION, AND INDEPENDENCE

Board Meetings and Committees

      During fiscal year 2003, our Board of Directors held four regularly scheduled meetings, no special meetings, and acted by unanimous written consent on 10 occasions. For fiscal year 2003, each director attended at least 75% or more of the aggregate number of meetings held by our Board of Directors and the committees on which he served. As a general matter, Board members are expected to attend the Company’s annual meetings of stockholders. All members of our Board were present at the Company’s 2003 annual meeting of stockholders.

      For the fiscal year 2003, our Board of Directors had four standing committees: the Audit Committee, the Compensation and Benefits Committee, the Independent Directors Committee, and the Board Executive Committee, each briefly described below.

      Audit Committee. The Audit Committee consisted of Messrs. Hasler, Horner, and Poulos, each of whom is independent as defined and required by the National Association of Securities Dealers Marketplace Rules. Our Board of Directors has determined that each of Messrs. Hasler, Horner, and Poulos is also an “audit committee financial expert” as defined by the rules promulgated by the Securities and Exchange Commission (the “Commission”).

      The Audit Committee generally has responsibility for appointing, overseeing, and determining the compensation of our independent certified public accountants, reviewing the plan and scope of the accountants’ audit, reviewing our audit and control functions, approving all permitted non-audit services provided by our independent certified public accountants, and reporting to our full Board of Directors regarding all of the foregoing. The Audit Committee meets with the independent certified public accountants and our management in connection with its review and approval of (i) the unaudited financials for inclusion in our quarterly reports and (ii) the annual audited financial statements for inclusion in our Annual Report on Form 10-K. Additionally, the Audit Committee provides our Board of Directors with such additional information and materials as it may deem necessary to make our Board of Directors aware of significant financial matters that require its attention. The Audit Committee’s goals and responsibilities are set forth in an audit committee charter, a copy of which is attached as Appendix A. The Audit Committee held seven meetings during the year ended December 31, 2003. The Audit Committee Report is set forth below.

      Compensation and Benefits Committee. The Compensation and Benefits Committee consisted of Messrs. Poulos, Horner, and Hasler. Only independent directors served on the Compensation and Benefits Committee. The Compensation and Benefits Committee was responsible for (a) establishing the compensation and bonus plan for the Chief Executive Officer, (b) establishing the compensation and bonus plan for other executives, and (c) administering the Annual and Long-Term Incentive Plan and granting options. In addition, the Compensation and Benefits Committee has responsibility for matters of employee compensation and the granting of discretionary bonuses. The Compensation and Benefits Committee held one meeting and acted by unanimous written consent on two additional occasions during the year ended December 31, 2003.

      Independent Directors Committee. The Independent Directors Committee consisted of Messrs. Horner, Hasler, and Poulos. Only independent directors, as defined by the National Association of Securities Dealers Marketplace Rules, served on the Independent Directors Committee. The Independent Directors Committee operates under a written charter adopted by our Board of Directors, a copy of which can be found on the Company’s website, www.tousa.com, under “Investor Information — Corporate Governance.”

      The Independent Directors Committee generally has responsibility for considering and acting on any proposed transaction that would be considered a related party transaction, including any proposed transaction (a) between us and Technical Olympic S.A. or any affiliate of Technical Olympic S.A., and (b) by any affiliate which may affect or involve us and in which one or more of our directors may have an actual or perceived interest in the transaction. The Independent Directors Committee also has responsibility for considering and acting upon any other matters that require the review and/or approval of our independent directors.

      In addition, the Independent Directors Committee solicits, considers, and nominates candidates to serve on our Board of Directors. The Independent Directors Committee considers possible candidates from many sources, including stockholders, for nominees for directors. In evaluating the qualifications of nominees for our Board of Directors, including nominees recommended by stockholders, the Independent Directors Committee evaluates a variety of factors, such as education, work experience, knowledge of the Company’s industry, membership on the Boards of Directors of other corporations, and civic involvement. In addition, if a candidate is being considered for an independent director position, the Independent Directors Committee also evaluates the nominees’ independence from the Company based on applicable securities laws and the requirements of the National Association of Securities Dealers Marketplace Rules.

      The Independent Directors Committee acted by unanimous written consent on four occasions and held no meetings during the year ended December 31, 2003.

      If a stockholder wishes to recommend a nominee for director, the recommendation should be sent to the Secretary by December 9, 2004 in accordance with the instructions set forth later in this proxy statement under “Stockholder Proposals for 2005 Annual Meeting.” All recommendations should be accompanied by a complete statement of such person’s qualifications (including education, work experience, knowledge of the Company’s industry, membership on the Board of Directors of another corporation, and civic activity) and an indication of the person’s willingness to serve.

      Board Executive Committee. The members of the Board Executive Committee are Messrs. Horner, Delikanakis, Mon, and George Stengos, as well as Tommy McAden as the non-director management representative. The Board Executive Committee has authority to consider and approve land and homesite acquisitions for amounts not exceeding $35 million, and other transactions, acquisitions, investments, operational matters, corporate management and financing by us or our subsidiaries for amounts not exceeding $20.0 million, to the extent not considered and approved by our Board of Directors, and makes reports to our full Board of Directors. The Board Executive Committee did not hold any meetings during the year ended December 31, 2003.

Family Relationships

      Konstantinos Stengos is the father of Andreas Stengos, George Stengos, and Marianna Stengou. Yannis Delikanakis is the son-in-law of Konstantinos Stengos and the brother-in-law of Andreas Stengos,

George Stengos, and Marianna Stengou. We have no other familial relationships among the executive officers and directors.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than 10% of our outstanding common stock to file with the Commission reports of changes in their ownership of common stock. Directors, officers, and greater than 10% stockholders are also required to furnish us with copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, during the year ended December 31, 2003, all Section 16(a) filing requirements applicable to our directors, officers, and greater than 10% stockholders were satisfied.

Compensation Committee Interlocks and Insider Participation

      Messrs. Poulos, Horner, and Hasler comprised the Compensation and Benefits Committee in 2003. None of these persons served as an officer or employee of ours or any of our subsidiaries during fiscal year 2003. There were no material transactions between us and any of the members of the Compensation and Benefits Committee during fiscal year 2003.

Compensation of Directors

      In compliance with our director compensation policy, our outside directors, which we consider to be those directors who are not officers of our Company, Technical Olympic S.A., or their affiliates, other than the senior outside director, received an annual fee of $40,000, an annual equity award of either non-qualified stock options or restricted stock valued at $40,000, and reimbursement of reasonable out-of-pocket expenses incurred for attendance at Board and Board committee meetings. Under our policy, the designated senior outside director receives an annual cash retainer of $80,000, an annual equity award of either non-qualified stock options or restricted stock valued at $80,000, and reimbursement of reasonable out-of-pocket expenses incurred for attendance at Board and Board Committee meetings. Mr. Horner served as our senior outside director during fiscal year 2003 and has been designated our senior outside director for fiscal year 2004. Directors who also served as officers of our Company, Technical Olympic S.A., or their affiliates did not receive any additional compensation for their services as directors during 2003.

Consulting Agreement

Lonnie M. Fedrick

      Effective January 1, 2003, we entered into a consulting agreement with Mr. Fedrick with an initial term of three years. Under the terms of the consulting agreement, Mr. Fedrick will receive an annual fee of $400,000. Upon recommendation of the Chief Executive Officer and approval of our Board of Directors or a designated committee, Mr. Fedrick may receive a bonus or other compensation in his capacity as a consultant. During the term of the agreement, in addition to his service as a member of our Board of Directors, Mr. Fedrick will (a) provide land review, acquisition, and development services for our Houston operations, (b) identify and acquire land in the greater Houston area, (c) perform other assignments requested by the Chairman of our Board of Directors or the Chief Executive Officer from time to time, (d) transition his network of contacts and local knowledge to Company management, and (e) provide other general business advisory services. Mr. Fedrick will devote at least twenty percent (20%) on average of his working time and energy to the Company. The consulting agreement contains non-compete and non-interference provisions and expires on January 1, 2006.

Independence

      Technical Olympic S.A. currently owns 73.94% of our outstanding common stock. As a result, we are a “controlled company” within the meaning of the National Association of Securities Dealers Marketplace

Rules and are not currently required to have independent directors comprise a majority of our Board of Directors. Messrs. Horner, Hasler, and Poulos do, however, qualify as independent directors within the meaning of the National Association of Securities Dealers Marketplace Rules. As noted above, Messrs. Horner, Hasler and Poulos comprise our Audit Committee, our Compensation and Benefits Committee, and our Independent Directors Committee. Our Independent Directors Committee has responsibility for, among other things, considering and acting on any proposed transaction that would be considered a related party transaction.

MANAGEMENT

      Our executive officers, their ages and positions, as of the record date, are as follows:

Name	Age	Position

Antonio B. Mon	59	Executive Vice Chairman, Chief Executive Officer, President, and Director
Tommy L. McAden	41	Vice President — Finance and Administration, Chief Financial Officer, and Treasurer
Yannis Delikanakis	36	Executive Vice President and Director
Patricia M. Petersen	44	Vice President, General Counsel, and Secretary
Randy L. Kotler	38	Vice President and Chief Accounting Officer
Harry Engelstein	69	Executive Vice President — TOUSA Homes
J. Eric Rome	44	Executive Vice President — TOUSA Homes
Mark R. Upton	46	Executive Vice President — TOUSA Homes

      Below is a summary of the business experience of each of our executive officers who does not serve on our Board of Directors. The business experience of Messrs. Mon and Delikanakis appears under the caption “Proposal 1 — Election of Directors” set forth above.

      Tommy L. McAden became our Vice President of Finance and Administration, Chief Financial Officer, and Treasurer on June 25, 2002. Mr. McAden served as a director, Vice President, and Chief Financial Officer of TOI from January 2000 to June 25, 2002. From 1994 to December 1999, Mr. McAden was Chief Financial Officer of Pacific Realty Group, Inc., which was our former 80% stockholder.

      Patricia M. Petersen became our Vice President and General Counsel on September 1, 2002 and our Secretary on July 26, 2003. Before joining TOUSA, Ms. Petersen served as Assistant General Counsel of Corning Incorporated, a technology company, from January 2001 to August 2002. From September 1992 to October 2000, Ms. Petersen served as Managing Partner of the Nestor Nestor Kingston Petersen law firm in Bucharest, Romania, and from 1990 to August 1992 as Associate Counsel with the Hillis Clark Martin & Peterson law firm in Seattle, Washington.

      Randy L. Kotler became our Vice President and Chief Accounting Officer on June 25, 2002. Prior to joining TOUSA, Mr. Kotler spent 13 years in public accounting, including the last five with Ernst & Young LLP in its Real Estate Group. Mr. Kotler is a certified public accountant.

      Harry Engelstein became an Executive Vice President of TOUSA Homes, Inc. on February 3, 2003. Mr. Engelstein began his career in homebuilding in Montreal, Canada, in 1960, as a contractor. In 1979, he moved to Florida to help form Engle Homes. In 1992, Engle Homes went public, and Mr. Engelstein, as Executive Vice President, managed the South Florida Division.

      J. Eric Rome became an Executive Vice President of TOUSA Homes, Inc. on February 3, 2003. Mr. Rome joined Newmark Homes in 1983 and has held various management positions, including serving as Chief Operating Officer of Newmark and as President of Newmark Homes’ Texas and Tennessee Divisions.

      Mark R. Upton became an Executive Vice President of TOUSA Homes, Inc. on February 3, 2003. Mr. Upton served as President of Engle Homes/ Arizona, Inc. since 1997 and has spent 25 years in the homebuilding business. Prior to joining Engle Homes, Mr. Upton was Executive Vice President of UDC Homes and had regional responsibility for various operating divisions. Before UDC, he held various management positions with Ryan Homes.

AUDIT COMMITTEE REPORT

      For the fiscal year 2003, the Audit Committee operated under a written charter adopted by our Board of Directors, and on February 3, 2004, our Board of Directors adopted an amended and restated Audit Committee charter, a copy of which is attached as Appendix A to this Proxy Statement. The Audit Committee members’ responsibilities and functions are not intended to duplicate or to certify the activities of management and the independent certified public accountants. The Audit Committee oversees our financial reporting process on behalf of our Board of Directors. Our management has the primary responsibility for the financial statements and reporting process, including our systems of internal controls.

      During fiscal year 2003, at each of its meetings, the Audit Committee met with the senior members of the Company’s financial management team, the Company’s General Counsel, and our independent certified public accountants. In addition, the Company hired a Director of Internal Audit during 2003 who attends all Audit Committee meetings and regularly meets in private session with the Audit Committee. The committee agenda is established by the Audit Committee’s Chairman and the Company’s General Counsel. The Audit Committee had private sessions with the Company’s independent certified public accountants, at which candid discussions of financial management, accounting, and internal control issues took place.

      The Audit Committee approved the engagement of Ernst & Young LLP as our independent certified public accountants for the year ended December 31, 2003 and reviewed with the Company’s senior financial management and the independent certified public accountants overall audit scope and plans, the results of audit examinations, evaluations by the auditors of the Company’s internal controls, and the quality of the Company’s financial reporting.

      The Audit Committee held meetings on February 3 and February 9, 2004, and took the following actions regarding our 2003 audited financial statements:

•	reviewed and discussed the 2003 audited consolidated financial statements with our management; this included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations and reviewed certifications prepared by the Chief Executive Officer and Chief Financial Officer that the consolidated financial statements of the Company present fairly, in all material respects, the financial position and results of operations of the Company;

•	discussed with the independent certified public accountants, Ernst & Young LLP, matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

•	received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with Ernst & Young LLP its independence; and

•	in reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors, and our Board has approved, that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Commission.

This report furnished by the Audit Committee of our Board of Directors.

Messrs. Hasler, Horner, and Poulos

      The report of the Audit Committee and the performance graph on page 22 shall not be deemed to be “soliciting material” or to be filed with the Commission, nor shall this information be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Acts”), except to the extent that Technical Olympic USA, Inc. specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information at March 26, 2004 regarding beneficial ownership of our common stock by

•	each person (or group of affiliated persons) who we know to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our current directors, our director nominee, our Chief Executive Officer and four other most highly paid executive officers; and

•	all of our current executive officers and directors as a group.

      The percentage of beneficial ownership is based on 29,895,837 shares of our common stock outstanding on March 26, 2004.

      This table is based on information supplied to us by our executive officers, directors, and principal stockholder.

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership(1)		Percent Owned(1)

Technical Olympic S.A.(2)	22,103,787		73.94%
Bricoleur Capital Management LLC(3)	1,715,397		5.74%
Konstantinos Stengos	25,000		*
Antonio B. Mon	930,868	(4)	3.02%
Andreas Stengos	—		—
George Stengos	—		—
Larry D. Horner	7,846		*
William A. Hasler	8,378	(5)	*
Michael J. Poulos	3,922		*
Lonnie M. Fedrick	46,822		*
Yannis Delikanakis	477,000	(4)	1.57%
Marianna Stengou	10,000		*
Tommy L. McAden	232,718	(4)	*
Harry Engelstein	4,000	(4)	*
J. Eric Rome	19,000	(6)	*
Mark R. Upton	10,000	(4)	*
All directors and executive officers as a group (15 persons)	1,780,554	(7)	5.64%

*	Less than one percent.

Except as otherwise indicated, the address of each person named in this table is c/o Technical Olympic USA, Inc., 4000 Hollywood Boulevard, Suite 500 N, Hollywood, Florida 33021.

(1)	The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the Commission. Under the rules of the Commission, a person is deemed to be a beneficial owner of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of the security, or “investment power,” which includes the power to dispose of or direct the disposition of the security. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In addition, in determining the number and percentage of shares beneficially owned by each person pursuant to options exercisable within 60 days after March 26, 2004, shares issuable upon exercise of such options are deemed outstanding for purposes of determining the total number outstanding for such person and are not deemed outstanding for such purpose for all other stockholders. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

(2)	The principal business address of Technical Olympic S.A. is 20 Solomou Street, Alimos, Athens, Greece, 17456. Mr. Konstantinos Stengos owns more than 5% of the outstanding stock of Technical Olympic S.A.

(3)	The principal business address of Bricoleur Capital Management (“Bricoleur”) is 12230 El Camino Real, Suite 100, San Diego, California 92130. This number is based solely on the Schedule 13G filed with the Commission on February 10, 2004. According to the Schedule 13G, Bricoleur has shared voting power and shared dispositive power with respect to all of the referenced shares.

(4)	Consists solely of shares issuable upon exercise of stock options that have already vested or will vest within 60 days.

(5)	Includes 7,018 shares issuable upon exercise of stock options that have already vested or will vest within 60 days.

(6)	Includes 10,000 shares issuable upon exercise of stock options that have already vested or will vest within 60 days.

(7)	Includes 1,686,604 shares issuable upon exercise of stock options that have already vested or will vest within 60 days.

EXECUTIVE COMPENSATION

      The following table presents certain summary information concerning compensation earned for services rendered in all capacities by the individual who served as Chief Executive Officer of the Company during 2003, as well as our other four most highly compensated executive officers (the “Named Executive Officers”) whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 2003.

					Long Term
					Compensation
		Annual Compensation			Awards

				Other
				Annual	Securities	All Other
				Compen-	Underlying	Compensa-
Name and Principal Position	Year	Salary($)	Bonus($)	sation($)	Options(#)	tion($)

Antonio B. Mon	2003	896,700	2,500,000	117,239 (1)	—	111,636 (2)
Chief Executive Officer,	2002	828,333	2,394,700	61,644 (1)	1,756,364	111,636 (2)
President, and Director	2001	—	—	*	—	—
Tommy L. McAden	2003	418,000	625,000	*	—	—
Vice President —	2002	395,833	550,000	*	439,091	—
Finance and Administration,	2001	—	—	*	—	—
Chief Financial Officer,
and Treasurer
Harry Engelstein	2003	445,000	1,019,064	*	50,000 (3)	—
Executive Vice President —	2002	415,000	969,064	*	—	—
TOUSA Homes	2001	385,000	902,948	*	—	—
J. Eric Rome	2003	420,000	1,000,000	*	50,000	—
Executive Vice President —	2002	408,846	800,000	*	—	—
TOUSA Homes	2001	350,000	479,640	*	—	—
Mark R. Upton	2003	420,000	1,000,000	*	50,000	—
Executive Vice President —	2002	239,850	696,927	*	—	—
TOUSA Homes	2001	234,000	791,981	*	—	—

*	Value of perquisites and other personal benefits does not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the Named Executive Officer.

(1)	This amount represents an automobile allowance, use of a corporate apartment, and tax gross-up payments.

(2)	This amount represents premiums paid for life insurance policies, including tax gross-up payments.

(3)	This number represents 20,000 options granted in March 2003 and 30,000 options granted in March 2004 that relate to services rendered by Mr. Engelstein during fiscal year 2003.

Stock Option Grants and Exercises

      The following table provides certain information concerning individual grants of stock options under our Annual and Long-Term Incentive Plan made during the year ended December 31, 2003 to the Named Executive Officers:

Option Grants in Last Fiscal Year

					Potential Realizable
					Value at Assumed
	Number of	Percent of			Annual Rates of Stock
	Securities	Total Options			Price Appreciation for
	Underlying	Granted To	Exercise or		Option Term
	Options	Employees In	Base Price	Expiration
Name	Granted(#)	Fiscal Year	($/Sh)	Date	5%($)	10%($)

Antonio B. Mon	—	—	—	—	—	—
Tommy L. McAden	—	—	—	—	—	—
Harry Engelstein	4,000		18.89	03/03/13	47,520	120,400
	4,000		19.88	03/03/13	50,000	126,720
	4,000		20.88	03/03/13	52,520	133,120
	4,000		21.87	03/03/13	55,000	139,400
	4,000		22.86	03/03/13	57,520	145,720

	20,000	1.61%
J. Eric Rome	10,000		18.89	03/03/13	118,800	301,000
	10,000		19.88	03/03/13	125,000	316,800
	10,000		20.88	03/03/13	131,300	332,800
	10,000		21.87	03/03/13	137,500	348,500
	10,000		22.86	03/03/13	143,800	364,300

	50,000	4.03%
Mark R. Upton	10,000		18.89	03/03/13	118,800	301,000
	10,000		19.88	03/03/13	125,000	316,800
	10,000		20.88	03/03/13	131,300	332,800
	10,000		21.87	03/03/13	137,500	348,500
	10,000		22.86	03/03/13	143,800	364,300

	50,000	4.03%

      The following table provides information regarding the options exercised by the Named Executive Officers during the year ended December 31, 2003 and the value of options outstanding for such individuals at December 31, 2003:

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-The-Money Options
	Shares		Fiscal Year-End(#)		at Fiscal Year-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Antonio B. Mon	—	—	579,594	1,176,770	5,325,055	8,771,503
Tommy L. McAden	—	—	144,900	294,191	1,331,280	2,192,867
Harry Engelstein	—	—	0	20,000	0	130,480
J. Eric Rome	—	—	0	50,000	0	326,200
Mark R. Upton	—	—	0	50,000	0	326,200

(1)	Based on the closing price of TOUSA’s common stock on December 31, 2003 of $27.40.

Employment Agreements

Antonio B. Mon

      Effective July 26, 2003, Antonio B. Mon and the Company entered into an Amended and Restated Employment Agreement with a term ending on December 31, 2008. Pursuant to that agreement, Mr. Mon serves as our Chief Executive Officer and Executive Vice-Chairman, as well as one of our directors. The agreement provides that Mr. Mon will receive a minimum base salary of $968,000 with annual increases of a minimum of 10% per year thereafter until the agreement expires or is terminated. The amended and restated employment agreement also provides that Mr. Mon will be eligible to receive equity incentive compensation for each of 2007 and 2008 in an amount per year equal to one percent (1%) of our then outstanding shares on a fully-diluted basis. The form of the equity incentive compensation will be mutually agreed upon by Mr. Mon and the Company. We currently expect that the equity incentive compensation will take the form of options to purchase shares of our common stock and, if so, the exercise price for the shares will be $30.43 for the 2007 grant and $33.47 for the 2008 grant, and the grants will vest one year from the grant date and expire ten years from the grant date. If the equity incentive compensation takes a form other than stock options, the employment agreement provides that the economic value be equivalent to that of an option grant as described in the preceding sentence. In the event of termination by us without cause and not as a result of his disability or death, or in the event Mr. Mon terminates for good reason or due to a change in control, we will pay Mr. Mon the greater of (a) three times the sum of his base salary, his highest annual cash bonus, and the value of his fringe benefits, or (b) the aggregate amount of his base salary, his annual cash bonuses, and the value of the fringe benefits that would be payable for the remainder of the agreement term. He will also receive continued health plan coverage until age 65 or until he becomes covered under another plan. In addition, if payments are deemed to constitute “excess parachute payments,” and Mr. Mon becomes liable for any tax penalties imposed thereon, we will make a cash payment to him in an amount equal to the tax penalties. The agreement contains non-compete provisions in the event of termination of employment.

Tommy L. McAden

      Effective June 25, 2002, Tommy L. McAden became our Vice President of Finance and Administration, Chief Financial Officer, and Treasurer. Pursuant to the terms of the employment agreement between Mr. McAden and us, which expires on June 25, 2005, Mr. McAden will receive a minimum base salary of $380,000, with annual salary increases. Mr. McAden will receive an annual bonus and equity awards under our Annual and Long-Term Incentive Plan with respect to each of the years 2003 and 2004, and, to date, Mr. McAden has been granted options to purchase 439,091 shares of our common stock pursuant to the employment agreement. In the event of termination by us without cause, or by Mr. McAden for good reason, we will pay Mr. McAden a termination payment in the amount of the sum of his base salary and annual bonus, the value of any benefits and perquisites that would have been provided during the remainder of the agreement term, and accrued obligations. In the event of a change in control and Mr. McAden’s termination of the agreement on this basis, he will receive the greater of (a) the termination payment due above, or (b) two times the sum of his salary and annual bonus, plus the value of any benefits and perquisites that would have been provided during the remainder of the agreement term and accrued compensation. In addition, if payments are deemed to constitute “excess parachute payments,” and Mr. McAden becomes liable for any tax penalties imposed thereon, we will make a cash payment to him in an amount equal to the tax penalties. The agreement contains non-compete provisions in the event of termination of employment.

Yannis Delikanakis

      On January 1, 2003, Yannis Delikanakis became our Executive Vice President, pursuant to the terms of an employment agreement between Mr. Delikanakis and us, which became effective on January 1, 2003 and expires on January 1, 2008. Mr. Delikanakis will receive a minimum base salary of $75,000 per year, and was granted options to purchase 900,000 shares of our common stock. Mr. Delikanakis will not receive any bonus or other compensation unless approved by our Board of Directors. In the event of any termination, Mr. Delikanakis will receive only unreimbursed business expenses incurred by Mr. Delikanakis. In addition, if payments are deemed to constitute “excess parachute payments,” and Mr. Delikanakis becomes liable for any tax penalties imposed thereon, we will make a cash payment to him in an amount equal to the tax penalties. The employment agreement contains non-compete provisions in the event of termination of employment.

Harry Engelstein

      Effective January 1, 2004, the Company and Mr. Engelstein entered into an employment agreement to reflect his responsibilities as an Executive Vice President of our homebuilding operations. Pursuant to the agreement, Mr. Engelstein is entitled to receive a base salary of $445,000 and an annual bonus based on a specific formula set forth in the agreement. If Mr. Engelstein’s employment is terminated for cause, Mr. Engelstein will be entitled to receive accrued salary and any accrued obligations. If Mr. Engelstein’s employment is terminated due to disability or death, Mr. Engelstein will be entitled to receive accrued salary and a pro-rated bonus. If Mr. Engelstein’s employment is terminated for any other reason, or if Mr. Engelstein terminates for good reason, Mr. Engelstein will be entitled to receive salary, bonus, all accrued obligations, deferred compensation, and insurance and related benefits as would have been payable for the remainder of the employment term. The employment agreement contains non-compete provisions in the event of Mr. Engelstein’s termination of employment.

J. Eric Rome

      On April 1, 2003, the Company and Mr. Rome entered into an employment agreement to reflect his responsibilities as an Executive Vice President of our homebuilding operations and an increase in his base salary to $420,000. If Mr. Rome’s employment is terminated for cause, Mr. Rome will be entitled to receive accrued salary and any accrued obligations. If Mr. Rome’s employment is terminated due to disability or death, Mr. Rome will be entitled to receive accrued salary and a pro-rated bonus. If Mr. Rome’s employment is terminated for any other reason, or if Mr. Rome terminates for good reason, Mr. Rome will be entitled to receive salary, bonus, all accrued obligations, deferred compensation, and insurance and related benefits as would have been payable for the remainder of the employment term. The employment agreement contains non-compete provisions in the event of Mr. Rome’s termination of employment.

Mark R. Upton

      Effective November 12, 2000, Engle Homes, Inc. and Mr. Upton entered into an employment agreement with a term ending on December 31, 2003. Pursuant to that agreement, Mr. Upton would serve as President of the Engle Homes Arizona homebuilding operations. On April 1, 2003, the agreement was amended to reflect his new responsibilities as an Executive Vice President of our homebuilding operations and an increase in his base salary to $420,000. If Mr. Upton’s employment is terminated for cause, incapacity, or death, Mr. Upton will be entitled to receive accrued salary and any accrued obligations. If Mr. Upton’s employment is terminated for any other reason, or if Mr. Upton terminates for good reason, Mr. Upton will be entitled to receive salary, accrued obligations, a portion of the quarterly bonus, and deferred compensation as would have been payable for the remainder of the employment term. In the event of a change in control and a resulting termination of the agreement by Mr. Upton for good reason or by the Company for any reason other than for cause, incapacity, or death, he will receive a lump sum cash payment of two times the aggregate of his salary and recent bonus, plus certain other accrued and deferred compensation. The employment agreement contains non-compete provisions in the event of Mr. Upton’s termination of employment.

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      During the fiscal year ended December 31, 2003, our Compensation and Benefits Committee was responsible for both the establishment and administration of the policies that govern annual compensation programs and for the compensation and bonus arrangement for the Chief Executive Officer and other top executive officers, the establishment of compensation for all other officers, and the administration of our long-term incentive program. During 2003, the Compensation and Benefits Committee was comprised of Messrs. Poulos, Horner, and Hasler, each of whom are independent directors.

      This report, regarding our compensation policies and the implementation of these policies during 2003, is furnished by the Compensation and Benefits Committee.

Determination of Executive Officer Compensation

      Our compensation policies are intended to:

•	reward executives for long-term strategic management that results in the enhancement of stockholder values;

•	support a performance oriented environment that rewards achievement of both our internal goals and enhanced Company performance as measured against performance levels of comparable companies in the industry; and

•	attract and retain executives whose abilities are critical to our long-term success and competitiveness.

Components of Executive Officer Compensation

      For 2003, the executive compensation program consisted of three key components, which are unchanged from the prior year:

•	base salary;

•	incentive compensation (bonus); and

•	stock options.

      Base salaries paid to Named Executive Officers were paid pursuant to agreements described in “Employment Agreements” above. Each Named Executive Officer’s base salary was determined by the individual officer’s level of responsibility and comparisons to similar positions within TOUSA as well as with other companies in the industry.

      In 2003, the Compensation and Benefits Committee evaluated and approved annual bonuses for our senior officers. The bonuses are designed to reward personal contribution and performance, measured as achievement of specified profit goals, regional contribution targets, customer service rankings, and/or overall performance. Each bonus is expressed as a percentage of the officer’s base salary based on job position and experience with TOUSA. In the budgeting process, a profit goal or regional contribution target was set for each division and region. The amount of bonus earned by the officer will be determined with each factor and actual performance of such factor evaluated.

      Minimum threshold performance criteria must be reached before any bonus awards will be granted. In addition, the individual performance of executive officers may be taken into consideration in making any awards.

Determination of Chief Executive Officer Compensation

Antonio B. Mon

      In connection with our principal stockholders’ decision to merge the operations and businesses of Newmark and Engle in 2002, we determined that it was necessary to bring on a new Chief Executive

Officer who had significant experience in our industry. Upon review of industry compensation standards, we entered into an initial employment agreement with Mr. Mon in June 2002 (the “Original Employment Agreement”), which provided for a base salary and an annual bonus that was strictly tied to the performance of the Company. We determined that the best way to align the interests of our Chief Executive Officer with the long-term interests of our stockholders was to align his annual bonus with the Company’s results of operations, thereby providing meaningful downside risk and upside opportunity for variations in our financial performance. In addition to his base salary and annual bonus, the Compensation and Benefits Committee determined that the compensation of our Chief Executive Officer should have an equity component to further align the Chief Executive Officer’s interests with those of our stockholders by providing a direct link between executive compensation and long-term performance of TOUSA. Stock options were granted to our Chief Executive Officer at various premiums to the fair market price at the time.

      In recognition of Mr. Mon’s performance, and in the consideration of the best interests of the Company, in July 2003, the Compensation and Benefits Committee approved an amendment to the Original Employment Agreement with Mr. Mon to extend the term of such agreement for two years, to December 31, 2008. The Amended and Restated Employment Agreement did not modify Mr. Mon’s base salary or provide him with any other material benefit, other than to provide for the grant of additional equity compensation to be awarded to Mr. Mon during 2007 and 2008, the additional years of the employment term.

      In accordance with these policies, the Compensation and Benefits Committee approved the Amended and Restated Employment Agreement of Mr. Mon described under “Employment Agreements” above. During fiscal year 2003, the Compensation and Benefits Committee also provided Mr. Mon with a bonus based upon the formula set forth in the employment agreement.

Annual and Long-Term Incentive Plan

      The Plan provides that any employee, consultant, or director of the Company, its subsidiaries, its parent corporation, and affiliated entities is eligible to receive stock options, restricted stock, performance awards, phantom shares, bonus shares, or other stock-based awards, either separately or in combination. The number of shares of common stock with respect to which awards may be granted under the Plan is 4,000,000, subject to adjustment. The Plan is intended to promote the interests of the Company by encouraging employees, consultants, and directors of the Company, its parent corporation, its subsidiaries, and affiliated entities to acquire or increase their equity interest in the Company and to provide a means whereby they may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the Company’s business, thereby advancing the interests of the Company and its stockholders. As of December 31, 2003, there were 3,446,740 awards outstanding under the Plan.

Compliance with Section 162(m)

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual compensation over $1.0 million paid to their Chief Executive Officer and certain other highly compensated executive officers. Generally, the Code excludes from the calculation of the $1.0 million cap compensation that is based on the attainment of pre-established, objective performance goals. Where practicable, it is the Compensation and Benefits Committee’s policy to establish compensation practices that are both cost-efficient from a tax standpoint and effective as a compensation program. The Compensation and Benefits Committee considers it important to be able to utilize the full range of incentive compensation tools, even though some compensation may not be fully deductible.

This report furnished by the Compensation and Benefits Committee of our Board of Directors.
Messrs. Poulos, Horner, and Hasler

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Restructuring Transaction

      In a restructuring transaction to eliminate global tax inefficiencies resulting from a double holding company structure, all of the shares of TOI, our prior principal stockholder, were sold by Technical Olympic (UK) Limited to Technical Olympic S.A. TOI was then merged with and into TOI, LLC, a newly formed wholly-owned subsidiary of ours. As part of the merger, Technical Olympic S.A. acquired the shares of our common stock. Prior to the merger, TOI was a wholly-owned subsidiary of Technical Olympic (UK) Limited, which is a wholly-owned subsidiary of Technical Olympic S.A. As a result of these transactions, Technical Olympic S.A. now owns our common stock directly rather than indirectly through subsidiaries.

Management Services Agreement

      Pursuant to a Management Services Agreement between us and TOI (successor to Techolym L.P.), dated June 1, 2000, TOI provided us with certain advisory, administrative, and other services. For the year ended December 31, 2003, we have made payments of $2.5 million under this agreement. On June 13, 2003, we entered into an Amended and Restated Management Services Agreement with TOI. The agreement was effective as of January 1, 2003 and expires on December 31, 2007. Pursuant to the amended agreement, TOI provided consultation with, and assistance to, our Board of Directors and management in connection with issues involving our business, as well as other services requested from time to time by our Board of Directors. In consideration for providing such services, we agreed to pay TOI an annual management fee of $500,000 and, to the extent our net income for any fiscal year meets established targets, additional annual incentive fees, which may not exceed $3.0 million. Pursuant to the agreement, we agreed to indemnify TOI for any liability incurred by it as a result of the performance of its duties other than any liability resulting from TOI’s gross negligence or willful misconduct. We may terminate the agreement upon six months’ prior written notice. In connection with the restructuring transaction, TOI assigned its obligations and rights under the Amended and Restated Management Services Agreement to TOSI, a Delaware corporation wholly-owned by Technical Olympic S.A., effective as of October 29, 2003. Pursuant to the terms of our revolving credit facility, the aggregate amount of annual fees payable under the Amended and Restated Management Services Agreement may not exceed $3.5 million.

Purchasing Agreements

      In order to consolidate the purchasing function, we and our subsidiary TOUSA Homes, Inc. entered into non-exclusive purchasing agreements with Technical Olympic S.A. in November 2000. Under the purchasing agreements, Technical Olympic S.A. would purchase certain materials and supplies necessary for operations on our respective behalves and provide them to us at cost. No additional fees or other consideration are paid to Technical Olympic S.A. These agreements may be terminated upon 60 days’ prior notice. Technical Olympic S.A. purchased an aggregate of $203.7 million of materials and supplies on our behalf for the year ended December 31, 2003. Konstantinos Stengos, Chairman of our Board of Directors, is President and Managing Director of Technical Olympic S.A. George Stengos, one of our directors, is Executive Vice Chairman of Technical Olympic S.A. Marianna Stengou, a nominee for our Board of Directors, is Director of Human Resources and Quality and a director of Technical Olympic S.A.

Certain Land Bank Transactions

      During 2001, Engle Homes, our predecessor-in-interest, sold certain undeveloped real estate tracts to, and entered into a number of agreements (including option contracts and construction contracts) with, Equity Group, a limited liability company controlled by Alec Englestein, Harry Englestein’s brother. We made payments of $7.2 million to this entity pursuant to these agreements during the year ended December 31, 2003. As of June 30, 2003, the remaining homesites had been acquired and the agreements were terminated. On September 29, 2003, we entered into two additional option agreements with Equity

Group. The two agreements provide that we purchase lots for a total aggregate sum of approximately $16.1 million.

Tax Allocation Agreements

      Pursuant to certain tax allocation agreements applicable to us and Engle Holdings, Inc. for tax periods ending on or after December 15, 1999 with respect to our Company and on or after November 22, 2000 with respect to Engle Holdings, our and Engle Holdings’ earnings may be included in the consolidated federal income tax returns filed by TOI. The amount of our and Engle Holdings’ liability to (or entitlement to payment from) TOI equals the amount of taxes that each would respectively owe (or refund that each would receive) had we or Engle Holdings, as the case may be, prepared its federal tax returns on a stand-alone basis, and we and Engle Holdings have certain indemnification rights with respect to payments which we have made to TOI and any tax liabilities of TOI or its affiliated entities other than to us or Engle Holdings. With respect to the tax allocation agreements, we made payments totaling $28.3 million for the year ended December 31, 2003. The tax allocation agreement between TOI and Engle Homes was terminated after the merger. The tax allocation agreement between TOI and us was terminated as a result of the merger of TOI into one of our wholly-owned subsidiaries pursuant to the restructuring transaction, and tax accounts between the two companies were required to be settled. The closing reconciliation of tax accounts resulted in an estimated $4.2 million due to us from TOSI, a Delaware corporation that is wholly-owned by Technical Olympic S.A. who assumed this liability from TOI as part of the restructuring transaction.

PERFORMANCE GRAPH

      The graph below compares the cumulative total return on our common stock with the cumulative total return of the Standard and Poor’s 500 Index and the Standard and Poor’s 600 Homebuilding Index for the last five fiscal years (assuming the investment of $100 in each vehicle and the reinvestment of all dividends).

Comparison of Cumulative Five Year Total Return

	Dec. 31, 1998	Dec. 31, 1999	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2003

Technical Olympic USA, Inc.	$100	$85.71	$146.63	$215.38	$220.90	$408.68
S&P 500 Index	$100	$121.04	$110.02	$96.95	$75.52	$97.18
S&P 600 Homebuilding	$100	$58.16	$94.27	$135.49	$141.20	$251.59

PROPOSAL 2

AMENDMENT TO THE CERTIFICATE OF INCORPORATION

Proposal

      On March 26, 2004, our Board of Directors approved an amendment to the Fourth Article of our Certificate of Incorporation, as amended, to increase the number of authorized shares of all classes of stock that we may issue from 70,000,000 shares to 100,000,000 shares, of which 3,000,000 shares shall be classified as preferred stock, par value $0.01 per share (the “Preferred Stock”) and 97,000,000 shares shall be classified as common stock, par value $0.01 per share (the “Common Stock”). A copy of the proposed Amendment to the Certificate of Incorporation, in substantially the form to be filed with the Secretary of State of Delaware, is attached hereto as part of Appendix B, and incorporated herein by reference. All stockholders are urged to carefully review the attached Appendix B.

Recommendation of our Board of Directors

      We recommend that you vote your shares for the adoption of the amendment to our Certificate of Incorporation to increase the number of authorized shares of all classes of stock that we may issue from 70,000,000 shares to 100,000,000 shares, of which 3,000,000 shares shall be classified as Preferred Stock and 97,000,000 shares shall be classified as Common Stock. If you sign, date, and return the enclosed proxy, your shares will be voted for the adoption of the amendment to our Certificate of Incorporation, unless you mark the proxy in such a manner as to vote against adoption of such amendment or abstain. Please see the Voting Instructions on page 1 of this proxy statement for instructions on how to cast your vote.

Purpose

      Our Board of Directors believes that it is in our best interests that we have the flexibility to issue additional shares of Common Stock as needs may arise without further stockholder action unless required by applicable law, regulation, listing requirements, or our Certificate of Incorporation. We seek to provide this flexibility through management of our authorized shares of capital stock.

      We currently have no agreements, understandings, or plans for the issuance or use of the additional shares of our Common Stock proposed to be authorized. The availability of additional shares will enhance our flexibility in connection with possible future actions, such as corporate mergers, acquisitions of businesses, property or securities, stock dividends, stock splits, financings, and other corporate purposes. Our Board of Directors will decide whether, when, and on what terms the issuance of shares of Common Stock may be appropriate in connection with any of the foregoing purposes, without the expense and delay of a special meeting of stockholders. All newly authorized shares of Common Stock would have the same rights as the currently authorized shares, including the right to cast one vote per share and to participate in dividends when and to the extent declared and paid. Holders of our Common Stock do not have preemptive rights to purchase additional shares of Common Stock and are not entitled to cumulative voting for the election of Directors.

      As of our record date, March 26, 2004, we had 70,000,000 shares of authorized capital stock. Our authorized capital stock is divided into (1) 67,000,000 shares of Common Stock and (2) 3,000,000 shares of Preferred Stock. If Proposal 2 is adopted, we will have 100,000,000 shares of authorized capital stock, which will be divided into (1) 97,000,000 shares of Common Stock and (2) 3,000,000 shares of Preferred Stock.

      As of March 26, 2004, we had outstanding (1) 29,895,837 shares of Common Stock and (2) no shares of Preferred Stock. We currently have reserved approximately 3,982,950 shares of Common Stock for issuance upon exercise of outstanding stock options under our Annual and Long-Term Incentive Plan. Therefore, as of March 26, 2004, there were approximately 33,121,213 shares of authorized Common Stock available for future issuance.

Dilutive Effect of Additional Common Stock

      The issuance of additional shares of Common Stock may, among other things, have a dilutive effect on earnings per share and on stockholders’ equity and voting rights. Generally, The Nasdaq National Market limits the amount of shares we can issue without stockholder approval in transactions other than public offerings at a price less than the greater of book or market value of the shares to less than 20% of the number of shares of Common Stock outstanding or 20% of the voting power outstanding. However, through public offerings or numerous private offerings, our Board of Directors would have the ability to issue shares of Common Stock authorized under our Certificate of Incorporation, which could have a dilutive effect.

      Furthermore, future sales of substantial amounts of our Common Stock, or the perception that these sales might occur, could adversely affect the prevailing market price of our Common Stock or limit our ability to raise additional capital.

Possible Anti-Takeover Effects

      Although the proposed increase in our authorized capital stock could be construed as having anti-takeover effects, we do not view this proposal in that perspective. Technical Olympic S.A. currently owns 73.94% of our Common Stock. Nevertheless, in the future, the availability of a significant amount of authorized but unissued shares of Common Stock could be used by our Board of Directors to make more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means. Consequently, our Board of Directors could use these additional shares of Common Stock to create voting or other impediments or to discourage persons seeking to gain control of us. Such shares of Common Stock also could be privately placed with purchasers favorable to our Board of Directors in opposing such action. The existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts. The issuance of new shares of Common Stock also could be used to dilute the stock ownership of a person or entity seeking to obtain control of us should our Board of Directors consider the action of such entity or person not to be in the best interest of our stockholders.

      In addition to the proposed amendment, our Certificate of Incorporation currently provides our Board of Directors with the authority to issue Preferred Stock and to determine the preferences, limitations and relative rights of shares of Preferred Stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. The Preferred Stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our Common Stock. The potential issuance of Preferred Stock may delay or prevent a change in control of us, discourage bids for the Common Stock at a premium over the market price, and adversely affect the market price and the voting and other rights of the holders of our Common Stock.

Vote Required

      The affirmative vote of the holders of not less than a majority of our outstanding shares of Common Stock is required for approval of the amendment increasing the number of authorized shares of all classes of stock that we may issue from 70,000,000 shares to 100,000,000 shares, of which 3,000,000 shares shall be classified as Preferred Stock and 97,000,000 shares shall be classified as Common Stock. You may vote in favor of or against the proposal or you may abstain. Brokers that do not receive instructions are not entitled to vote those shares with respect to this proposal. Broker non-votes and abstentions will have the same effect as negative votes.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Relationship with Independent Certified Public Accountants

      The Audit Committee has selected Ernst & Young LLP, independent certified public accountants, to audit our consolidated financial statements for fiscal year 2004. Ernst & Young LLP has served as our independent certified public accountants since October 1, 2001. A member of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions you may ask.

Independent Certified Public Accountants’ Fees

      The aggregate fees billed to TOUSA for the years ended December 31, 2002 and 2003, by our principal accounting firm Ernst & Young LLP, are as follows:

      Audit Fees: The aggregate fees for professional services rendered by Ernst & Young LLP in connection with (i) the audit of our annual financial statements (Form 10-K), (ii) reviews of our quarterly financial statements (Forms 10-Q), (iii) assisting us with the preparation and review of our various documents relating to securities offerings, including the preparation of comfort letters, (iv) evaluating the effects of various accounting issues and changes in professional standards, and (v) statutory audits of certain of our subsidiaries for the years ended December 31, 2002 and 2003, were approximately $771,000 and $957,000, respectively.

      Audit Related Fees: The aggregate fees for professional services rendered by Ernst & Young LLP for services reasonably related to the performance of the audit and review of our financial statements, including (i) assisting us in the due diligence review of, and audits and accounting consultations regarding, acquisitions, (ii) employee benefit plan audits, and (iii) assisting us in documenting internal control policies with respect to information systems and other business processes during the years ended December 31, 2002 and 2003, were approximately $280,000 and $395,000, respectively.

      Tax Fees: The aggregate fees for professional services rendered by Ernst & Young LLP for tax compliance, tax advice, and tax planning during the years ended December 31, 2002 and 2003 were approximately $918,000 and $3.3 million, respectively. Approximately $1.6 million of the fees for 2003 relate to tax consulting projects that have been completed.

      All Other Fees: The aggregate fees for professional services, not included in audit fees, audit related fees and tax fees above, rendered by Ernst & Young LLP primarily relating to (i) a review of treasury policies and procedures, and (ii) a data warehouse validation project during the fiscal years ended December 31, 2002 and 2003, were approximately $48,000 and $311,000, respectively.

      Ernst & Young LLP advised the Audit Committee that it did not believe its audit was impaired by providing such services. As a result, Ernst & Young LLP confirmed that, as of December 31, 2003, it was an independent accountant with respect to TOUSA within the meaning of the Securities Act of 1933 and the requirements of the Independence Standards Board.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

      The Audit Committee has developed policies and procedures requiring the Audit Committee’s pre-approval of all audit and permitted non-audit services to be rendered by Ernst & Young LLP. These policies and procedures are intended to ensure that the provision of such services does not impair Ernst & Young’s independence. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for a period of a fiscal year and any pre-approval is detailed as to the particular service or category of service approved and is generally subject to a specific cap on professional fees for such services.

      The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve services to be rendered by Ernst & Young LLP and requires that the Chairman report to the

Audit Committee any pre-approval decisions made by him at the next scheduled meeting of the Audit Committee. In connection with making any pre-approval decision, the Audit Committee and the Chairman must consider whether the provision of such permitted non-audit services by Ernst & Young LLP is consistent with maintaining Ernst & Young’s status as our independent certified public accountants.

      Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by Ernst & Young LLP during fiscal year 2003, as described above.

GENERAL INFORMATION

      Other Matters. Our Board of Directors does not intend to present any matter for action at this meeting other than the matters described in this proxy statement. If any other matters properly come before the Annual Meeting, it is intended that the holders of the proxies hereby solicited will act in respect to such matters in accordance with their best judgment.

      Contacting our Board of Directors. The Company maintains contact information (address and an e-mail link), on its website at www.tousa.com under the heading “Investor Information — Investor Contacts.” Communications for our Board of Directors should be sent to Investor Relations in writing (by mail or e-mail) and specifically marked as a communication for our Board of Directors. Such communications will be reviewed by the Secretary of the Company, who shall remove communications relating to: (i) spam, if via e-mail; (ii) solicitations for products or services; or (iii) warranty claims or other correspondence relating to customer service issues. All other communications shall be forwarded to our Board or specific members of our Board, as appropriate or as requested in the stockholder communication.

      Multiple Stockholders Sharing the Same Address. Regulations regarding the delivery of copies of proxy materials and annual reports to stockholders permit us, banks, brokerage firms, and other nominees to send one annual report and proxy statement to multiple stockholders who share the same address under certain circumstances. This practice is known as “householding.” Stockholders who hold their shares through a bank, broker, or other nominee may have consented to reducing the number of copies of materials delivered to their address. In the event that a stockholder wishes to revoke a “householding” consent previously provided to a bank, broker, or other nominee, the stockholder must contact the bank, broker, or other nominee, as applicable, to revoke such consent. In the event that a stockholder wishes to receive a separate proxy statement for the 2004 Annual Meeting or a 2003 Annual Report, the stockholder may receive printed copies by contacting Technical Olympic USA, Inc., Attention: Secretary, at 4000 Hollywood Boulevard, Suite 500 N, Hollywood, Florida 33021 or by calling (954) 364-4000.

      Any stockholders of record sharing an address who now receive multiple copies of our annual reports and proxy statements and who wish to receive only one copy of these materials per household in the future should also contact us by mail or telephone as instructed above. Any stockholders sharing an address whose shares of common stock are held by a bank, broker, or other nominee who now receive multiple copies of our annual reports and proxy statements, and who wish to receive only one copy of these materials per household, should contact the bank, broker, or other nominee to request that only one set of these materials be delivered in the future.

      Stockholder Proposals for 2005 Annual Meeting. Stockholder proposals for inclusion in the proxy materials related to the 2005 Annual Meeting of Stockholders must be received by TOUSA at its principal executive offices, 4000 Hollywood Boulevard, Suite 500 N, Hollywood, Florida 33021 by December 9, 2004. Such proposals should be sent by certified mail, return receipt requested.

      TOUSA must receive notice of any stockholder proposal to be submitted at the 2005 Annual Meeting of Stockholders (but not required to be included in our proxy statement) by February 22, 2005, or such proposal will be considered untimely pursuant to Rule 14a-4 and 14a-5(e) under the Exchange Act and the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

      Expenses of Solicitation. Proxies will be solicited by mail, telephone, or other means of communication. Solicitation also may be made by our directors, officers, and regular employees. The entire cost of solicitation will be borne by TOUSA.

Form 10-K

      Stockholders entitled to vote at the meeting may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, including the financial statements required to be filed with the SEC, without charge, upon written or oral request to Technical Olympic USA, Inc., Attention: Secretary, 4000 Hollywood Blvd., Suite 500 N, Hollywood, Florida 33021 or (954) 364-4000.

By Order of the Board of Directors,

KONSTANTINOS STENGOS
Chairman

Hollywood, Florida

April 8, 2004

APPENDIX A

CHARTER FOR THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS
OF TECHNICAL OLYMPIC USA, INC.

Purpose:

      This charter governs the operations of the Audit Committee of Technical Olympic USA, Inc. and its subsidiaries (the “Company”). The Audit Committee (the “Committee”) shall provide assistance to the Board of Directors (the “Board”) in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to: the integrity of the Company’s financial statements; the accounting and financial reporting processes of the Company; the audits of the financial statements of the Company; the systems of internal accounting and financial controls; the performance of the Company’s internal audit function and independent auditors; the independent auditor’s qualifications and independence; and the Company’s compliance with ethics policies and legal and regulatory requirements. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditors, and management of the Company.

      In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and has the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties.

Membership:

      The Committee will consist of at least three (3) members of the Board, all of whom shall be “independent” as defined by applicable law, regulations of the Securities and Exchange Commission (the “SEC”) and the rules or listing standards of any exchange or automated quotation system on which shares of the Company are traded. All members of the Committee must be able to read and understand financial statements, including the Company’s balance sheet, income statement, and statement of cash flows. At least one of the directors will be designated the “audit committee financial expert” and shall meet the requirements set forth in applicable law, regulations of the SEC and the rules or listing standards of any exchange or automated quotation system on which shares of the Company are traded.

      The members of the Committee shall be appointed by the full Board and elected by the vote of a majority of the independent directors of the Board. The members of the Committee shall serve until their resignation, retirement or removal by the Board or until their successors are appointed. No member of the Committee shall be removed except by majority vote of the independent directors of the Board then in office.

Duties and Responsibilities:

      The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of its activities to the Board. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements.

      The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

      The following shall be the principal duties and responsibilities of the Committee:

A. Independent Auditors — appointment, compensation, funding and oversight

1. Appointing and retaining independent auditors engaged by the Company for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. Such independent auditors shall report directly to the Committee.

2. Providing appropriate funding, as determined by the Committee, for payment of (i) compensation to any independent auditors employed by the Company for the purpose of rendering an audit report or performing other audit, review or attest services for the Company, (ii) compensation to any advisors employed by the Committee, and (iii) administrative expenses of the Committee that are necessary and appropriate in carrying out its duties.

3. Reviewing and approving compensation arrangements with the independent auditors.

4. Reviewing the independent auditor’s proposed audit scope and approach, including the adequacy of staffing.

5. Reviewing and overseeing the quality, performance and independence of the independent auditors, including an evaluation of the lead partner on the audit team, taking into account the opinions of management and the Company’s Internal Audit Director.

At least annually, the Committee shall obtain and review a report by the independent auditors describing:

•	The independent auditor’s internal quality control procedures.

•	Any material issues raised by the most recent internal quality control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues.

•	All relationships between the independent auditor and the Company that are relevant to an assessment of the auditor’s independence. The Committee shall engage in a dialogue with the independent auditor regarding any disclosed relationships or services that may impact the objectivity and independence of the auditor.

6. Reviewing any audit problems or difficulties and management’s response, including, without limitation, any restrictions on audit scope or access to information, any significant disagreements and any accounting adjustments proposed by the independent auditor but “passed” by management.

7. Overseeing the resolution of disagreements between management and the independent auditor regarding financial reporting.

8. Pre-approving all audit and non-audit services provided by the independent auditors. The Committee shall not engage the independent auditors to perform any non-audit services that are prohibited by law or regulation. The Committee may delegate pre-approval authority to a member of the Committee. The decisions of any Committee member to whom pre-approval authority is delegated must be presented to the full audit Committee at its next scheduled meeting.

B. Internal Controls

1. Reviewing on a continuing basis, the adequacy of the Company’s system of internal controls. The Committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the Company’s accounting and financial controls, including the Company’s policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance.

2. Reviewing on a continuing basis, the activities, organizational structure, and qualifications of the Company’s internal audit function.

3. Conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors. In addition, the Committee shall receive regular reports from the independent auditor on the critical policies and practices of the Company, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management.

C. Financial Reporting Process and Risk Assessment

1. Reviewing with management and the independent auditors before release, the audited financial statements and disclosures and Management’s Discussion and Analysis in the Company’s Annual Report on Form 10-K, including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

2. Reviewing with management and the independent auditors before release, the unaudited quarterly operating results in the Company’s quarterly earnings release and the Company’s Quarterly Report on Form 10-Q. The chair of the Committee may represent the entire Committee for the purposes of this review. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

3. Reviewing and discussing earnings press releases. The chair of the Committee may represent the entire Committee for the purposes of this review.

4. Overseeing compliance with SEC requirements for disclosure of auditor’s services and audit Committee members and activities.

5. Preparing and publishing an annual Committee report in the Company’s proxy statement.

6. Reviewing management’s monitoring of compliance with the Company’s standards of business conduct and with the Foreign Corrupt Practices Act.

7. Providing oversight and review of the Company’s asset management policies, including an annual review of the Company’s investment policies and performance for cash and short-term investments.

D. Complaints and Special Investigations

1. Establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

2. Reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company’s financial statements.

3. Receiving and reviewing corporate attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

4. If necessary, instituting special investigations and, if appropriate, hiring special counsel or experts to assist.

      In addition to the above responsibilities, the Committee will undertake such other duties as the Board delegates to it, and will report, at least annually, to the Board regarding the Committee’s examinations and recommendations.

Meetings:

      The Committee will meet at least two times each year. The Committee may establish its own schedule, which it will provide to the Board in advance. A majority of the members of the Committee shall constitute a quorum. Any action that may be taken by the Committee at a meeting of such Committee may be taken without a meeting if a consent in writing setting forth the actions so taken is signed by all of the members of the Committee.

      The Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at least annually to review the financial affairs of the Company.

      The Committee will meet separately with the independent auditors of the Company, at such times as it deems appropriate, to review the independent auditor’s examination and management report.

      The Committee will meet separately with the Internal Audit Director, at least semi-annually, to discuss any matters that the Committee or the Internal Audit Director believe should be discussed privately.

Reports:

      The Committee will record its summaries of recommendations to the Board in written form, which will be incorporated as a part of the minutes of the Board meeting at which those recommendations are presented.

Minutes:

      The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

Annual Review of Performance and Charter:

      The Committee will evaluate its performance at least annually to determine whether it is functioning properly. The Committee shall also review and reassess this charter at least annually.

APPENDIX B

CERTIFICATE OF AMENDMENT

OF THE
CERTIFICATE OF INCORPORATION
OF
TECHNICAL OLYMPIC USA, INC.

      Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Technical Olympic USA, Inc., a Delaware corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

      FIRST: That by written consent of the Board of Directors of the Corporation, pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation declaring its advisability and directing that this amendment be submitted for consideration by the stockholders. The resolution is as follows:

RESOLVED, that the Board of Directors of the Corporation deems it advisable and in the best interest of the Corporation to increase the authorized common stock of the Corporation, by amending the Certificate of Incorporation of the Corporation as follows:

The first sentence of ARTICLE FOURTH is amended in its entirety to read as follows:

“FOURTH: The total number of shares of capital stock which the Corporation shall be authorized to issue is 100,000,000 shares, consisting of 97,000,000 shares of common stock, $.01 per share (“Common Stock”) and 3,000,000 shares of preferred stock, $.01 per share (“Preferred Stock”).”

      SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation has been duly signed by the undersigned authorized officer of the Corporation this        day of                     , 2004.

TECHNICAL OLYMPIC USA, INC.

By:

Patricia M. Petersen, Vice President
and Secretary

B-1

REVOCABLE PROXY
TECHNICAL OLYMPIC USA, INC.
ANNUAL MEETING OF STOCKHOLDERS

APRIL 27, 2004

12:00 P.M. EASTERN TIME

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Konstantinos Stengos and George Stengos, each with full power of substitution, to act as proxies for the undersigned and to vote all shares of Common Stock of the Company that the undersigned is entitled to vote only at the Annual Meeting of Stockholders, to be held on April 27, 2004, at 12:00 p.m. Eastern Time, at the Wyndham Grand Bay, 2669 South Bayshore Drive, Miami, FL 33133 and at any and all adjournments thereof, as set forth on the reverse side.

     This proxy is revocable and will be voted as directed, but if no instructions are specified on an executed proxy that is returned, then this proxy will be voted FOR the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

☒ Please mark votes as in this example.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

1.	The election as directors of all nominees listed (except as marked to the contrary below).

	☐	FOR All Nominees:		☐ WITHHELD As to All Nominees
(01) Konstantinos Stengos, (02) Antonio B. Mon,
(03) Andreas Stengos, (04) George Stengos,
(05) Marianna Stengou, (06) Larry D. Horner,
(07) William A. Hasler, (08) Michael J. Poulos, and
(09) Lonnie M. Fedrick

☐	To withhold your vote for any individual nominee, write that nominee’s number on the line provided above.

2.	The approval of the Amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of all classes of stock that we may issue from 70,000,000 shares to 100,000,000 shares, of which 3,000,000 shares shall be classified as preferred stock and 97,000,000 shares shall be classified as common stock.

	☐	FOR	☐ AGAINST	☐ ABSTAIN

               The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement relating to the Annual Meeting.

PLEASE COMPLETE, DATE, SIGN, AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Mark box at right if you plan to attend the Annual Meeting.	☐	Date	, 2004

Mark box at right if an address change or comment has been
noted on the reverse side of this card.	☐	Signature of Stockholder

Signature of Stockholder

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.